Exhibit 10.41

AMENDED AND RESTATED

TERM NOTE

$40,000,000.00	September 1, 2011

1.             FOR VALUE RECEIVED, HERON LAKE BIOENERGY, LLC, a Minnesota limited liability company (the “Borrower”), hereby promises to pay to the order of AGSTAR FINANCIAL SERVICES, PCA, an United States corporation (the “Lender”), the principal sum of Forty Million and No/100ths ($40,000,000.00) Dollars (the “Term Loan”), with interest thereon from the Closing Date until fully paid, pursuant to that certain Fifth Amended and Restated Master Loan Agreement of even date herewith, by and between the Lender and the Borrower (as it may be amended, modified, supplemented, extended or restated from time to time, the “MLA”), in lawful money of the United States and immediately available funds.  This Amended and Restated Term Note (the “Note”) is issued pursuant to the terms and provisions of the MLA and is entitled to all of the benefits provided for herein and therein.  All capitalized terms used and not defined herein shall have the meanings assigned to them in the MLA.

2.             The outstanding principal balance of this Note shall bear interest as follows:

(a)           Variable Rate.  Subject to the provisions of Sections 2.04 and 2.09 of the MLA, Twenty Million and no/100 dollars ($20,000,000.00) of the Term Loan shall bear interest at a rate per annum equal to the greater of (A) LIBOR Rate plus three hundred fifty (350) basis points or (B) five percent (5.0%).  The rate of interest due thereon shall initially be determined as of the Closing Date and shall thereafter be adjusted as and when LIBOR Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the first day of the month following the date of any change in LIBOR Rate and shall remain in effect until and including the day immediately preceding the next such adjustment (each such day hereinafter being referred to as an “Adjustment Date”).  All such adjustments to the rate of interest shall be made and become effective as of the first Adjustment Date following such change in the LIBOR Rate. All such adjustments to said rate shall be made and become effective as of the Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest shall be computed on the basis of a year of three hundred sixty five (365) days, but charged for actual days principal is outstanding.

(b)           Fixed Rate.  Subject to the provisions of Sections 2.04 and 2.09, Twenty Million and no/100 dollars ($20,000,000.00) of the Term Loan shall bear interest from the Closing Date and until the third (3rd) anniversary of the Closing Date at a fixed rate equal to five and three-quarters percent (5.75%) per annum.  On the third (3rd) anniversary of the Closing Date, such interest rate will be adjusted, and on dates occurring at successive intervals of three years each thereafter during the remaining term of the Term Loan. The adjusted interest rate will be calculated by adding 2.25 percentage points (“Margin”) to the then current index. The index for adjustments is the Lender’s cost of funds for three-year adjustable rate products. Lender’s cost of funds is the rate determined by the Lender to represent the Lender’s direct and indirect cost of acquiring funds with a term equal to the applicable interest period and interest rate product selected by the Borrower. Interest shall be computed on the basis of a year of three hundred sixty five (365) days, but charged for actual days principal is outstanding.

3.             “LIBOR Rate” means the One Month London Interbank Offered Rate (“One Month LIBOR”), rounded upward to the nearest ten thousandth of one percent, reported on the tenth day of the month immediately preceding the month for which interest is being calculated by the Wall Street Journal in its daily listing of money rates, defined therein as the average of interbank offered rates for dollar deposits in the London market. If One Month LIBOR is not reported on the tenth day of a month, the One Month LIBOR reported on the first Business Day preceding the tenth day of the month will be used. If this index is no longer available, Lender will select a new index which is based upon comparable information. For purposes of clarity, the parties hereto agree that it is their intention to utilize the One Month LIBOR rate described above for each one-month period with the applicable One Month LIBOR rate being reset for each successive one-month period as described above.

4.             Beginning on first Monthly Payment Date following the Closing Date and on each Monthly Payment Date thereafter until the Term Loan Maturity Date, the Borrower shall make equal monthly payments of principal and accrued interest in such amounts as will be required to fully amortize the entire outstanding principal of this Note, together with accrued interest thereon, over a period not to exceed ten (10) years from date of this Note.  The amount of said monthly payments shall be recalculated and, if necessary, adjusted to account for changes in the effective rate of interest hereunder and to maintain said ten (10) year amortization.

5.             In addition to all other payments of principal and interest required under the MLA and this Note, the Borrower shall remit to Lender, beginning with the first fiscal year end following the Closing Date and continuing throughout the term of the Term Loan, an amount equal to 25% of the Borrower’s Excess Cash Flow for the immediately preceding fiscal year (the “Excess Cash Flow Payment”), which shall be calculated based upon the immediately preceding fiscal year end audited financial statements of the Borrower, on or before 90 days after the end of each fiscal year, and which shall be paid on or before 120 days after the end of the fiscal year for which the payment is calculated. Total Excess Cash Flow Payments required under the MLA and this Note shall not exceed Two Million and No/100 Dollars ($2,000,000.00) for any fiscal year. All Excess Cash Flow Payments shall be applied to the reduction of the outstanding principal balance of the Term Loan. No Excess Cash Flow Payments shall be required for a fiscal year where Borrower’s Owner’s Equity Ratio is greater than 50% as calculated at the end of the fiscal year for which the Excess Cash Flow Payment is being calculated.

6.             The outstanding principal balance hereof, together with all accrued interest, if not paid sooner, shall be due and payable in full on September 1, 2016 (the “Term Loan Maturity Date”).

7.             All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest and the remainder thereof to principal, in the sole discretion of the Lender.

8.             This Note may be prepaid, at any time, at the option of the Borrower, either in whole or in part, subject to the obligations of the Borrower to compensate the Lender for any loss, cost or expense as a result of such prepayment as set forth in the MLA.  This Note is subject to mandatory prepayment, at the option of the Lender, as provided in the MLA.

9.             In addition to the rights and remedies set forth in the MLA :  (i) if the Borrower fails to make any payment to Lender when due under this Note, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment under this Note; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances under this Note shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect under the terms of this Note; (iii) after the maturity date, whether by reason of acceleration or otherwise, the unpaid principal balance of this Note (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect under this Note.  Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

10.           If the Borrower fails to make any payment to Lender within ten (10) days of the due date thereof (including, without limitation, any purchase of equity of Lender when required), the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

11.           This Note is secured by, among other instruments, that certain Fourth Amended and Restated Mortgage of even date herewith (the “Mortgage”) covering various parcels of real property, fixtures, and personal property located in Jackson County, Minnesota, and that certain Security Agreement dated September 29, 2005.  In the event any such security is found to be invalid for whatever reason, such invalidity shall constitute an event of default hereunder.  All of the agreements, conditions, covenants, provisions, and stipulations contained in the Mortgage, or any instrument securing this Note are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein. It is agreed that time is of the essence of this Note.

12.           Upon the occurrence at any time of an Event of Default or at any time thereafter, the outstanding principal balance hereof plus accrued interest hereon plus all other amounts due hereunder shall, at the option of the Lender, be immediately due and payable, without notice or demand and Lender shall be entitled to exercise all remedies provided in this Note, the MLA or any other Loan Document.

13.           The occurrence at any time of an Event of Default or at any time thereafter, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.

14.           The Borrower promises to pay all reasonable costs of collection of this Note, including, but not limited to, reasonable attorneys’ fees paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

15.           Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived.

16.           This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

17.           The Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Note, the MLA and any instrument, agreement or document related hereto or thereto, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.   Nothing in this Note shall affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction to the extent permitted by law.

18.           Effective on the Closing Date, this Note shall supersede and replace in its entirety the Term Note of the Borrower dated October 1, 2007 (and all amendments thereto) which shall thereafter be of no force or effect.

HERON LAKE BIOENERGY, LLC, a Minnesota limited liability company

/s/ Robert J. Ferguson
By:	Robert J. Ferguson
Its:	President